Contact:	William J. Coote Treasurer 212-886-0614 bill.coote@bowne.com

For Immediate Release

Bowne Announces First Quarter Results

Globalization and Outsourcing post Strong Revenue
Transactional Print Business Continues to be Impacted by Capital Markets Inactivity

NEW YORK, May 7, 2003 — Bowne & Co., Inc. (NYSE: BNE) today announced a net loss for the first quarter ended March 31, 2003 of $4,253,000, or $0.13 loss per share, versus net income of $3,548,000, or $0.10 per share, for the same period last year. The results for the quarter were affected by restructuring charges with a net impact of $3,522,000, or $0.11 per share, as we continue to implement our cost containment initiatives.

The results for the quarter, despite a continuing year-over-year decline in capital market activity, highlight the success of the company’s diversification strategy and the impact of our ongoing cost reduction program.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 decreased to $7,631,000 from $18,905,000 in the first quarter of 2002 (see page 7 for reconciliation to (loss) income before income taxes).

First quarter 2003 revenues were $255,723,000 compared to $239,684,000 for the same period last year, with the increase due to record levels in both the Outsourcing and Globalization segments—driven by acquisitions—offset by a decline in transactional financial printing as the continued inactivity in the capital markets negatively impacts this business. Overall, non-transactional revenues are 83% of Bowne’s total revenues.

“We continue to manage through the most difficult economic environment—especially in the capital markets – in the past decade,” said Bowne chairman and chief executive officer Robert M. Johnson. “Because of the continuing weakness in the first quarter, we have initiated further cost reductions that should be completed by the end of the second quarter. These reductions will bring our overall cost savings over the past 30 months to more than $135 million in annual savings from fiscal 2000 levels. It is important to remember that most of these savings are structural and related to our resources being managed globally and as the capital markets eventually recover, we do not anticipate fully replacing these resources. We are confident that these steps, along with our investments to enhance our technology capabilities and further our diversification strategy, will significantly improve our prospects as the capital markets come back.”

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Johnson continued, “ We are extremely pleased with the top-line results and EBITDA performance of Bowne Global Solutions (BGS) for the first quarter. We attribute these strong results to our acquisition of Berlitz GlobalNet (BGN) and to our aggressive push to sign new business outside of our traditional target market – IT. As the results show, the integration of BGS and BGN has been a successful one as we combine the best resources, workflow practices, production sites and expertise.”

Bowne president Carl J. Crosetto said the Company is satisfied with the performance of Bowne Business Solutions (BBS), given the difficult environment. “As the leader in providing a range of business process outsourcing services to the legal, investment banking and financial services communities, BBS has also felt the effects—to a lesser degree than financial printing—of the depressed capital markets. The headwind faced in the banking industry and the reality of the closings and bankruptcy of major law firms, are just a few of the challenges within these industries.”

“We are encouraged by the performance of Bowne DecisionQuest (BDQ) which was acquired in December 2002 and is part of our Outsourcing segment. BDQ places us in a much stronger position, it has extended our range of services offered in the litigation arena—furthering our diversification strategy away from dependence on capital market activity.” In addition, we currently do business with about 90% of the top 200 global law firms, therefore, we believe there is a real opportunity to expand both our traditional document management and litigation support services, within this broader customer base.”

“In Bowne Enterprise Solutions (BES), the digital print group of Financial Print, our digital printing capability has become a vital part of the solution for financial services companies that need to customize and personalize their communications to both new and existing investors. We believe there are significant opportunities for BES and we’re starting to see some of those opportunities materialize, as this innovative digital printing solution is now being extended to other industries outside of financial services that have similar needs to reduce costs and improve efficiency and effectiveness of customer communications” Johnson said.

“We view 2003 as a year of execution and to build upon the strategic realignments of our business which allow us to focus on new opportunities and to build momentum, even if the capital markets remain soft,” Johnson said in summing up the quarter.

* * *

Johnson said Bowne also continues to focus on cash flow and managing receivables. Average days outstanding improved 7 days to 65 days in 2003. Net debt is up from March 2002 by approximately $32 million, reflecting the acquisition of DecisionQuest and GlobalNet. Cash used by operations increased approximately $7,871,000 from 2002 to $46,548,000. Financial printing work-in-process inventories increased 85% to $22,700,000 in 2003 from December 31, 2002.

* * *

Business Outlook
 The following statements are based upon current expectations. These statements, and certain statements above, are forward-looking and actual results may differ materially. Current trends in the global economy, particularly in the domestic and international capital markets, make it difficult at present to project.

For the year 2003, the company expects improved results over 2002. The results of its financial print business will continue to be affected by the anticipated continued softness in the capital markets, both domestically and internationally. Although several circumstances, including volatile market conditions, have limited the company’s visibility into future financial results, Bowne estimates the second quarter and full-year 2003 results to be in the following ranges.

2003

	2nd Quarter	Full-year

Revenues	$265 to $280 million	$1.1 billion
Depreciation and amortization	Approx. $11 million	Approx. $47 million
Interest expense	Approx. $2-3 million	Approx. $11 million
Diluted earnings (loss) per share	$(0.05) to $0.05	$0.00 to $0.20
Restructuring and integration charges	Approx. $5 million	$10 to $15 million
Diluted earnings per share, excluding restructuring and integration charges	$0.05 to $0.15	$0.30 to $0.60
Capital expenditures	Not Given	Approx. $30 million

The company noted that forward-looking statements for future performance like those given above are, of course, subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions.

Bowne & Co. will hold its earnings conference call to review the first quarter results and to discuss the 2003 business outlook on Thursday, May 8, 2003, at 11 a.m. ET. To join the web cast, log on to http://www.bowne.com. To access the call via telephone, please dial 800-967-7135 (domestic) or (719) 457-2626 (international) and ask for the Bowne teleconference.

Bowne & Co., Inc., established in 1775, is a global leader in delivering high-value document management solutions that empower our clients’ communications.

•	Bowne Financial Print, the world’s largest financial printer, offers the most comprehensive array of transactional and compliance-related services to create, manage, translate and distribute mission-critical documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications, enabling clients to strengthen their customer relationships and increase market leadership.

•	Bowne Business Solutions delivers a full array of business process outsourcing services in word processing, desktop publishing, information technology, litigation resource management and office document services.

•	Bowne Global Solutions offers a broad range of globalization/localization services to help companies adapt communications developed in one country to meet the social, cultural and business requirements for successful distribution in another.

Bowne & Co. Inc., www.bowne.com, combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world.

[Tables follow]

Bowne Results

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,

(in thousands, except per share information)	2003	2002

Revenue	$255,723	$239,684
Expenses:
Cost of revenue	173,656	155,218
Selling and administrative	70,181	65,836
Depreciation	10,191	10,564
Amortization	946	430
Restructuring, integration and asset impairment charges	5,192	—

	260,166	232,048

Operating (loss) income	(4,443)	7,636
Interest expense	(2,333)	(1,257)
Other income, net	937	275

(Loss) income before income taxes	(5,839)	6,654
Income tax (benefit) expense	(1,586)	3,106

Net (loss) earnings	$(4,253)	$3,548

Total (loss) earnings per share:
Basic	$(0.13)	$0.11
Diluted	$(0.13)	$0.10
Average shares outstanding:
Basic	33,585	33,309
Diluted	34,599	34,661
Dividends per share	$0.055	$0.055

Bowne Results

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands)	2003	2002

	(unaudited)
Assets
Cash and marketable securities	$13,037	$34,695
Accounts receivable, net	216,194	176,984
Inventories	32,456	19,555
Prepaid expenses and other current assets	30,759	30,599

Total current assets	292,446	261,833

Property, plant and equipment, net	147,168	151,557
Goodwill and other intangibles, net	269,109	267,959
Other assets	23,438	23,053

Total assets	$732,161	$704,402

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$2,639	$497
Accounts payable and accrued liabilities	171,803	178,997

Total current liabilities	174,442	179,494
Long-term debt	174,133	142,708
Deferred compensation and other benefits	49,074	45,880
Stockholders’ equity	334,512	336,320

Total liabilities and stockholders’ equity	$732,161	$704,402

Bowne Results

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months ended March 31,

(in thousands)	2003	2002

Cash flows from operating activities:
Net (loss) income	$(4,253)	$3,548
Depreciation and amortization	11,137	10,994
Changes in other assets and liabilities, net of non-cash transactions	(53,432)	(53,219)

Net cash used in operating activities	(46,548)	(38,677)

Cash flows from investing activities:
Purchase of property, plant and equipment	(5,962)	(9,678)
Other	884	132

Net cash used in investing activities	(5,078)	(9,546)

Cash flows from financing activities:
Proceeds from borrowings	79,441	147,937
Payment of debt	(47,139)	(112,208)
Proceeds from stock options exercised	387	1,773
Payment of dividends	(1,847)	(1,832)

Net cash provided by financing activities	30,842	35,670

Net decrease in cash and cash equivalents	(20,784)	(12,553)
Cash and Cash Equivalents—beginning of period	32,881	27,769

Cash and Cash Equivalents—end of period	$12,097	$15,216

Bowne Results

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)

In addition to measures of operating performance determined in accordance with generally accepted accounting principles, management also uses EBITDA and EBITA to evaluate performance. EBITDA is defined as earnings before interest, income taxes, depreciation and amortization expense. EBITA is defined as earnings before interest, income taxes and amortization expense. Segment performance is evaluated exclusive of the disposal of certain assets, purchased in-process research and development charges, restructuring, integration and asset impairment charges, other expenses and other income. EBITDA and EBITA, as adjusted for these items, are measured because management believes that such information is useful in evaluating the results of certain segments relative to other entities that operate within these industries and to its affiliated segments.

	Three Months Ended March 31,

(in thousands)	2003	2002

Revenues:
Financial Printing	$138,567	$153,902
Outsourcing	64,021	57,722
Globalization	53,135	28,060

	$255,723	$239,684

EBITDA:
Financial Printing	10,846	18,504
Outsourcing	2,798	4,036
Globalization	2,518	223
Corporate/Other (1)	(8,531)	(3,858)

	7,631	18,905

Depreciation expense:
Financial Printing	7,125	7,836
Outsourcing	1,013	1,045
Globalization	1,639	1,142
Corporate/Other (1)	414	541

	10,191	10,564

EBITA:
Financial Printing	3,721	10,668
Outsourcing	1,785	2,991
Globalization	879	(919)
Corporate/Other (1)	(8,945)	(4,399)

	(2,560)	8,341
Amortization	(946)	(430)
Interest	(2,333)	(1,257)

(Loss) income before income taxes	$(5,839)	$6,654

Other (by segment)
Financial Printing	$(4,081)	$537
Outsourcing	(561)	(346)
Globalization	(156)	55
Corporate	(3,733)	(4,104)

Total (2)	$(8,531)	$(3,858)

(1):	During the first quarter of 2003, the Company changed the way it reports segment information. The Company now reports certain administrative, legal, finance, and other support services, not directly attributable to the segments, in the category “Corporate/Other”. These costs had previously been allocated to the individual operating segments. Prior year’s segment information has been restated to conform to the current year presentation.

(2):	Other includes restructuring, integration and asset impairment charges ($5,192 in Q1 ‘03).

Bowne Results

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA INCOME INFORMATION
(unaudited)

Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, as shown below. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	Three Months Ended March 31,

(in thousands, except per share information)	2003	2002

Net (loss) income	$(4,253)	$3,548
Add back:
Restructuring, integration and asset impairment charges, net of pro forma tax effect (1)	3,522	—

Net (loss) income, pro forma	$(731)	$3,548

(Loss) earnings per share:
Basic	$(0.13)	$0.11

Diluted	$(0.13)	$0.10

(Loss) earnings per share—pro forma:
Basic	$(0.02)	$0.11

Diluted	$(0.02)	$0.10

(1)	In 2003, the restructuring, integration and asset impairment charges of $5.2 million are netted with a pro forma tax benefit of $1.7 million.

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